Company Contact:
D. Paul Dascoli
Senior Vice President &
Chief Financial Officer
(614) 474-4300

Media Contact:
Barbara Coleman
Corporate Communications
(614) 474-4083
bcoleman@express.com

Investor Contacts:
ICR, Inc.
Allison Malkin / Anne Rakunas
(203) 682-8200 / (310) 954-1113

EXPRESS, INC. REPORTS A 36% INCREASE IN FULL YEAR 2011 OPERATING INCOME AND A 9% INCREASE IN SALES; EXPANDS OPERATING MARGIN BY 260 BASIS POINTS

•	Fourth quarter comparable sales increase 5%

•	Fourth quarter gross margin expands by 70 bps to 37.2% of net sales

•	Fourth quarter diluted EPS of $0.68 includes $0.02 of non-core operating costs

•	Debt reduced by $168.9 million for the full year 2011

•	Introduces first quarter and full year 2012 outlook

Columbus, Ohio - March 7, 2012 - Express, Inc. (NYSE: EXPR), a specialty retail apparel chain operating more than 600 stores, today announced its fourth quarter and full year 2011 financial results for the thirteen and fifty-two week periods ended January 28, 2012, which compares to the same periods ended January 29, 2011.

Michael Weiss, Express, Inc.'s Chairman, President, and Chief Executive Officer commented: “The positive momentum in our business continued in the fourth quarter and resulted in earnings at the high end of our guidance, capping off another strong year of growth at Express. The fourth quarter included an 8% increase in net sales, a 5% increase in comparable sales, and a 70 basis point increase in gross margin, including an expansion in merchandise margin, further validating the strength of our Go-to-Market strategy and the continued momentum of our four growth pillars. In 2011, we achieved, and at times surpassed, the goals we set at the beginning of the year. The year saw the opening of 27 new stores, including our initial entry into the Canadian market. For 2011, comparable sales grew 6%, as we increased sales productivity, continued strong momentum in e-commerce, and capitalized on new opportunities to further elevate our brand as a fashion authority for our demographic. To that end, during the year we introduced an updated store design with performance that exceeded our expectations and expanded the product categories we offer, introducing men's watches, diversified personal care, and expanded footwear. In addition, we increased the connection with our customers by showcasing our image and product in expanded fall and holiday catalogs and through our new customer loyalty program pilot. Finally, we utilized our strong cash position to reduce long term debt while continuing to invest in talent and infrastructure, including international resources, to support growth. I am very pleased with our performance this year and equally excited about our outlook as we begin 2012.”

Fourth Quarter Operating Results:

•	Net sales increased 8% to $673.2 million from $621.5 million in the fourth quarter of 2010;

•	Comparable sales increased 5% following a 12% increase in comparable sales in the fourth quarter of 2010;

•	Gross margin increased 70 bps to approximately 37.2% of net sales compared to approximately 36.5% in the fourth quarter of 2010;

•
Selling, general, and administrative (SG&A) expenses totaled $141.6 million, or 21.0% of net sales, and included $0.4 million of non-core operating costs before tax related to the secondary offering completed in December 2011. This compares to SG&A expenses of $135.9 million, or 21.9% of net sales, in the fourth quarter of 2010, which also included $0.4 million of non-core operating costs before tax related to the secondary offering completed in December 2010;

•	Operating income increased 20.1% to $108.9 million, or 16.2% of net sales, compared to $90.7 million, or 14.6% of net sales, in the fourth quarter of 2010;

•
Interest expense totaled $8.0 million and included a $2.4 million loss on extinguishment of debt before tax related to the prepayment of the $125 million Opco Term Loan outstanding balance compared to interest expense of $7.8 million in the fourth quarter of 2010;

•
Income tax expense was $40.8 million, at an effective tax rate of approximately 40.3%, compared to income tax expense of $34.5 million, at an effective tax rate of approximately 41.6%, in the fourth quarter of 2010;

•
Net income was $60.4 million, or $0.68 per diluted share, and included the following non-core operating costs after tax: (i) $0.3 million, or approximately $0.01 per diluted share, of costs related to the secondary offering completed in December 2011; and (ii) a $1.5 million, or $0.01 per diluted share, loss on extinguishment of debt related to the prepayment of the $125 million Opco Term Loan outstanding balance. This compares to net income of $48.4 million, or $0.55 per diluted share, in the fourth quarter of 2010, which included $0.3 million of costs after tax related to the secondary offering completed in December 2010; and

•
Net income, adjusted for non-core operating costs noted above, was $62.1 million, or $0.70 per diluted share(see Schedule 4 for discussion of non-GAAP measures). This compares to net income, adjusted for non-core operating costs noted above, of $48.9 million, or $0.55 per diluted share (see Schedule 4 for discussion of non-GAAP measures).

Fifty-two Week Operating Results:

•	Net sales increased 9% to $2.1 billion from $1.9 billion in 2010, and year-to-date comparable sales increased 6%. This follows a 10% increase in comparable sales in the prior year;

•	Gross margin increased 80 bps to approximately 36.4% of net sales compared to approximately 35.6% of net sales in 2010;

•	SG&A expenses totaled $483.8 million, or 23.3% of net sales, and included $1.0 million of non-core operating costs before tax related to the secondary offerings completed in April 2011 and December 2011. This compares to SG&A expenses of $461.1 million, or 24.2% of net sales, in 2010, which included $3.3 million of non-core operating costs before tax related to the Senior Notes offering completed in March 2010, the initial public offering completed in May 2010, and the secondary offering completed in December 2010;

•
Other operating income, net was $0.3 million. This compares to other operating expense, net of $18.0 million, or 0.9% of net sales, in 2010, which included a $13.3 million one-time fee before tax paid to Golden Gate Capital and Limited Brands related to the termination of advisory arrangements with them in connection with the initial public offering;

•	Operating income increased approximately 36.0% to $270.9 million, or 13.1% of net sales, compared to $199.3 million, or 10.5% of net sales, in 2010;

•
Interest expense totaled $35.8 million and included a $9.6 million loss on extinguishment of debt before tax related to the repurchases of $49.2 million of Senior Notes, the amendment of the $200 million Opco Revolving Credit Facility, and the prepayment of the $125 million Opco Term Loan outstanding balance. This compares to interest expense of $59.5 million in 2010, which included a $20.8 million loss on extinguishment of debt before tax related to the prepayment of the Topco Credit Facility;

•
Income tax expense was $94.9 million, at an effective tax rate of approximately 40.3%, compared to income tax expense of $14.4 million in 2010, at an effective tax rate of approximately 10.1%. The increase in the tax expense and rate is a result of the Company's conversion to a corporation, effective for tax purposes May 2, 2010, in connection with its initial public offering in the second quarter of 2010;

•
Net income was $140.7 million, or $1.58 per diluted share, and included the following non-core operating costs after tax: (i) $0.6 million, or $0.01 per diluted share, of costs related to secondary offerings completed in April 2011 and December 2011; and (ii) a $5.8 million, or $0.07 per diluted share, loss on extinguishment of debt related to the repurchases of $49.2 million of Senior Notes, the amendment of the $200 million Opco Revolving Credit Facility amendment, and the prepayment of the $125 million Opco Term Loan outstanding balance. This compares to net income of $127.4 million, or $1.48 per diluted share, in 2010, which included the following non-core operating costs after tax: (i) $2.7 million, or $0.03 per diluted share, of costs related to the Senior Notes offering completed in March 2010, the initial public offering completed in May 2010, and the secondary offering completed in December 2010; (ii) $8.1 million, or $0.10 per diluted share, of fees paid to Golden Gate Capital and Limited Brands related to the termination of advisory arrangements with them in connection with the initial public offering; and (iii) a $15.4 million, or $0.18 per diluted share, loss on extinguishment of debt related to the prepayment of the Topco Credit Facility. These non-core operating costs were more than offset by a one-time tax benefit of $31.8 million, or $0.37 per diluted share, recognized in connection with the Company's conversion to a corporation; and

•
Net income, adjusted for non-core operating costs noted above, was $147.1 million, or $1.66 per diluted share (see Schedule 4 for discussion of non-GAAP measures). This compares to net income, adjusted for non-core operating costs noted above, of $121.8 million, or $1.42 per diluted share (see Schedule 4 for discussion of non-GAAP measures).

2011 Balance Sheet Highlights as of January 28, 2012:

•	Cash and cash equivalents totaled $152.4 million compared to $187.8 million at the end of 2010;

•
Inventories were $209.0 million, an increase of 12.8%, compared to $185.2 million at the end of 2010. The increase in inventory compared to 2010 primarily reflects funding for continued e-commerce growth, new stores, and new category growth. Inventory per square foot increased approximately 7.4% compared to 2010;

•
Debt declined by $168.9 million to $198.5 million compared to $367.4 million at the end of 2010 driven by the repurchases of $49.2 million of Senior Notes during the first and second quarters of 2011 and the $119.7 million prepayment of the $125 million Opco Term Loan outstanding balance.

Store Expansion:
During the fourth quarter of 2011, the Company opened 6 new stores, including 2 stores in the United States and 4 stores in Canada.  For the full year 2011, the Company opened 27 new stores, including 21 stores in the United States and 6 in Canada. At year end, the Company operated 609 stores and had approximately 5.3 million gross square feet in operation.

2012 Guidance:
First Quarter:
The Company currently expects first quarter 2012 comparable sales to increase mid single digits compared to an increase of 8% in the first quarter of 2011. The effective tax rate is expected to be approximately 40% for the first quarter of 2012. Net income is expected in the range of $41 million to $44 million, or $0.46 to $0.49 per diluted share on 89.2 million weighted average shares outstanding. This compares to adjusted net income of $37.5 million, or $0.42 per diluted share, in the first quarter of 2011 (see Schedule 4 for discussion of non-GAAP measures). The Company expects to open 5 new stores in the United States in the first quarter and close 7 stores to end the quarter with 607 stores and approximately 5.3 million gross square feet in operation.

Full Year:
The Company currently expects full year comparable sales to increase mid single digits for the fifty-three week period in 2012 compared to an increase of 6% for the fifty-two week period in 2011. The effective tax rate is expected to be between 39.9% and 40.1% for the full year 2012. Earnings are expected in the range of $1.84 to $1.97 per diluted share on 89.5 million shares weighted average shares outstanding. Consistent with previous years, this guidance excludes any non-core operating items, such as debt extinguishment costs. The Company notes that 2012 is a fifty-three week period compared to a fifty-two week period in 2011 and expects the fifty-third week impact on earnings per share to be in the range of $0.04 to $0.05 per diluted share. This compares to adjusted earnings of $1.66 per diluted share, in 2011 (see Schedule 4 for discussion of non-GAAP measures). The Company plans to open approximately 30 new stores in 2012, including 20 to 23 in the United States and 7 to 10 in Canada, and close approximately 12 stores in the United States, to end the year with approximately 627 locations and approximately 5.5 million gross square feet in operation.

Conference Call Information:
A conference call to discuss fourth quarter results is scheduled for March 7, 2012, at 9:00 a.m. Eastern Standard Time. Investors and analysts interested in participating in the call are invited to dial (877) 705-6003 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at: http://www.express.com/investor and remain available for 90 days. A telephone replay of this call will be available at 7:30 p.m. EST on March 7, 2012 until 11:59 p.m. EDT on March 14, 2012 and can be accessed by dialing (877) 870-5176 and entering replay pin number 388307.

About Express, Inc.:
Express is a specialty apparel and accessories retailer of women's and men's merchandise, targeting the 20 to 30 year old customer.  The Company has over 30 years of experience offering a distinct combination of fashion and quality for multiple lifestyle occasions at an attractive value addressing fashion needs across work, casual, jeanswear, and going-out occasions.  The Company currently operates more than 600 retail stores, located primarily in high-traffic shopping malls, lifestyle centers, and street locations across the United States, in Canada, and in Puerto Rico, and also distributes its products through the Company's e-commerce website, express.com.

Forward-Looking Statements:
Certain statements are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact and may herein include, but are not limited to, statements regarding expected net income, comparable sales, earnings per diluted share, effective tax rates, and store expansion and closures. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, customer preferences and other related factors; (3) fluctuations in our sales and results of operations on a seasonal basis and due to store events, promotions and a variety of other factors; (4) increased competition from other retailers; (5) our dependence upon independent third parties to manufacture all of our merchandise; (6) our growth strategy, including our international expansion plan; (7) our dependence on a strong brand image; (8) our dependence upon key executive management; (9) our reliance on Limited Brands to provide us with certain key services for our business; and (10) our substantial indebtedness and lease obligations. Additional information concerning these and other factors can be found in Express, Inc.'s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Schedule 1
Express, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	January 28, 2012	January 29, 2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$152,362	$187,762
Receivables, net	9,027	9,908
Inventories	208,954	185,209
Prepaid minimum rent	23,461	22,284
Other	18,232	22,130
Total current assets	412,036	427,293

PROPERTY AND EQUIPMENT	521,860	448,109
Less: accumulated depreciation	(294,554)	(236,790)
Property and equipment, net	227,306	211,319

TRADENAME/DOMAIN NAME	197,509	197,414
DEFERRED TAX ASSETS	12,462	5,513
OTHER ASSETS	12,886	21,210
Total assets	$862,199	$862,749

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$133,679	$85,843
Deferred revenue	27,684	25,067
Accrued bonus	14,689	14,268
Accrued expenses	109,161	91,792
Accounts payable and accrued expenses – related parties	5,997	79,865
Total current liabilities	291,210	296,835

LONG-TERM DEBT	198,539	366,157
OTHER LONG-TERM LIABILITIES	91,303	69,595
Total liabilities	581,052	732,587

COMMITMENTS AND CONTINGENCIES

Total stockholders’ equity	281,147	130,162
Total liabilities and stockholders’ equity	$862,199	$862,749

Schedule 2

Express, Inc.
Consolidated Statements of Income and Comprehensive Income
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 28, 2012	January 29, 2011	January 28, 2012	January 29, 2011
NET SALES	$673,153	$621,498	$2,073,355	$1,905,814
COST OF GOODS SOLD, BUYING AND OCCUPANCY COSTS	422,806	394,720	1,318,894	1,227,490
Gross profit	250,347	226,778	754,461	678,324
OPERATING EXPENSES:
Selling, general, and administrative expenses (a)	141,587	135,918	483,823	461,073
Other operating (income) expense, net (b)	(142)	156	(308)	18,000
Total operating expenses	141,445	136,074	483,515	479,073

OPERATING INCOME	108,902	90,704	270,946	199,251

INTEREST EXPENSE (c)	7,961	7,794	35,804	59,493
INTEREST INCOME	(5)	(4)	(12)	(16)
OTHER INCOME, NET	(263)	—	(411)	(1,968)
INCOME BEFORE INCOME TAXES	101,209	82,914	235,565	141,742
INCOME TAX EXPENSE	40,815	34,502	94,868	14,354
NET INCOME	60,394	48,412	$140,697	$127,388

OTHER COMPREHENSIVE INCOME:
Foreign currency translation	(7)	—	(7)	—
COMPREHENSIVE INCOME	60,387	48,412	140,690	127,388

EARNINGS PER SHARE:
Basic	$0.68	$0.55	$1.59	$1.49
Diluted	$0.68	$0.55	$1.58	$1.48

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	88,668	88,411	88,596	85,369
Diluted	89,072	88,683	88,896	86,050

(a)
Includes $0.4 million related to the secondary offering completed in December 2011 for the thirteen weeks ended January 28, 2012 and $1.0 million related to the secondary offerings completed in April 2011 and December 2011 for the fifty-two weeks ended January 28, 2012; and $0.4 million related to the secondary offering completed in December 2010 for the thirteen weeks ended January 29, 2011 and $3.3 million related to the Senior Notes offering, initial public offering, and secondary offering completed in December 2010 for the fifty-two weeks ended January 29, 2011.

(b)
Includes $13.3 million related to fees paid to Golden Gate Capital and Limited Brands for terminating advisory arrangements with them in connection with the initial public offering for the fifty-two weeks ended January 29, 2011.

(c)
Includes a $2.4 million loss on extinguishment of debt related to the prepayment of the $125 million Opco Term Loan outstanding balance for the thirteen weeks ended January 28, 2012 and a $9.6 million loss on extinguishment of debt related to the repurchases of $49.2 million of Senior Notes, the amendment of the $200 million Opco Revolving Credit Facility, and the prepayment of the $125 million Opco Term Loan outstanding balance for the fifty-two weeks ended January 28, 2012; and a $20.8 milllion loss on extinguishment of debt related to the early repayment of the Topco Credit Facility for the fifty-two weeks ended January 29, 2011.

Schedule 3

Express, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	2011	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$140,697	$127,388	$75,307
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	68,102	68,557	72,434
Loss on disposal of property and equipment	164	1,996	545
Impairment charge	55	459	2,623
Bad debt expense	—	—	2,602
Non-cash interest expense	—	—	132
Change in fair value of interest rate swap	—	(1,968)	(2,444)
Share-based compensation	10,089	5,296	2,048
Non-cash loss on extinguishment of debt	5,170	8,781	—
Deferred taxes	(320)	(19,015)	(337)
Changes in operating assets and liabilities:
Receivables, net	884	(5,190)	4,167
Inventories	(23,741)	(13,505)	(1,502)
Accounts payable, deferred revenue, and accrued expenses	(7,028)	40,069	44,397
Accounts payable and accrued expenses – related parties	2,950	(9,966)	(10,181)
Other assets and liabilities	15,587	17,056	10,930
Net cash provided by operating activities	212,609	219,958	200,721

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(77,176)	(54,843)	(26,853)
Purchase of intangible assets	(60)	—	(20)
Net cash used in investing activities	(77,236)	(54,843)	(26,873)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under Senior Notes	—	246,498	—
Net proceeds from equity offering	—	166,898	—
Repayments of short-term debt arrangements	—	—	(75,000)
Repayments of long-term debt arrangements	(169,775)	(301,563)	(7,118)
Costs incurred in connection with debt arrangements and Senior Notes	(1,192)	(12,211)	(123)
Payments on capital lease obligations	(14)	—	—
Costs incurred in connection with equity offering	—	(6,498)	(317)
Proceeds from share-based compensation	309	—	—
Repurchase of common stock	(103)	—	—
Repurchase of equity interests	—	—	(3)
Repayment of notes receivable	—	5,633	—
Distributions	—	(261,000)	(33,000)
Dividends	—	(49,514)	—
Issuance of restricted shares	—	—	2
Net cash used in financing activities	(170,775)	(211,757)	(115,559)

EFFECT OF EXCHANGE RATE ON CASH	2	—	—

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(35,400)	(46,642)	58,289
CASH AND CASH EQUIVALENTS, Beginning of period	187,762	234,404	176,115
CASH AND CASH EQUIVALENTS, End of period	$152,362	$187,762	$234,404

Schedule 4

Supplemental Information - Consolidated Statements of Income
Reconciliation of GAAP to Non-GAAP Financial Measures

The Company supplements the reporting of their financial information determined under United States generally accepted accounting principles (GAAP) with certain non-GAAP financial measures: adjusted operating income, adjusted net income, and adjusted earnings per diluted share. The Company believes that these non-GAAP measures provide meaningful information to assist stockholders in understanding its financial results and assessing its prospects for future performance. Management believes adjusted operating income, adjusted net income, and adjusted earnings per diluted share are important indicators of their operations because they exclude items that may not be indicative of, or are unrelated to, their core operating results and provide a better baseline for analyzing trends in their underlying business. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for operating income, net income, and earnings per diluted share. These non-GAAP financial measures reflect an additional way of viewing an aspect of the Company's operations that, when viewed with the GAAP results and reconciliations to the corresponding GAAP financial measures below, provide a more complete understanding of the Company's business. Management strongly encourages investors and stockholders to review their financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

Schedule 4 (Continued)
Adjusted Operating Income, Adjusted Net Income, and Adjusted Earnings Per Diluted Share
(In thousands, except per share amounts)
(Unaudited)

The tables below reconcile the non-GAAP financial measures, adjusted operating income, adjusted net income, and adjusted earnings per diluted share, with the most directly comparable GAAP financial measures, actual operating income, actual net income, and actual earnings per diluted share.

	Thirteen Weeks Ended April 30, 2011
	Operating Income	Net Income		Earnings per Diluted Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$69,423	$35,013		$0.39	88,751
Transaction Costs (a)	572	348	*	0.01
Interest expense (b)	—	2,108	*	0.02
Adjusted Non-GAAP Measure	$69,995	$37,469		$0.42

(a)	Includes transaction costs related to the secondary offering completed in April 2011.

(b)	Includes premium paid and accelerated amortization of debt issuance costs and debt discount related to the repurchase of $25.0 million of Senior Notes.

* Items were tax affected at our statutory rate of approximately 39% for the thirteen weeks ended April 30, 2011

	Thirteen Weeks Ended January 28, 2012
	Operating Income	Net Income		Earnings per Diluted Share	Weighted Average Diluted Shares Outstanding
GAAP measure	$108,902	$60,394		$0.68	89,072
Transaction costs (a)	439	266	*	0.01
Interest expense (b)	—	1,468	*	0.01
Adjusted non-GAAP measure	$109,341	$62,128		$0.70

(a)	Includes transaction costs related to the secondary offering completed in December 2011.

(b)	Includes accelerated amortization of debt issuance costs related to the prepayment of the $125 million Opco Term Loan outstanding balance.
* Items were tax affected at the Company's statutory rate of approximately 39% for the thirteen weeks ended January 28, 2012.

	Fifty-Two Weeks Ended January 28, 2012
	Operating Income	Net Income		Earnings per Diluted Share	Weighted Average Diluted Shares Outstanding
GAAP measure	$270,946	$140,697		$1.58	88,896
Transaction costs (a)	1,011	614	*	0.01
Interest expense (b)	—	5,815	*	0.07
Adjusted non-GAAP measure	$271,957	$147,126		$1.66

(a)	Includes transaction costs related to the secondary offerings completed in April 2011 and December 2011.

(b)
Includes premium paid and accelerated amortization of debt issuance costs and debt discount related to the repurchases of $49.2 million of Senior Notes, the amendment of the $200 million Opco Revolving Credit Facility, and the prepayment of the $125 million Opco Term Loan outstanding balance.

* Items were tax affected at the Company's statutory rate of approximately 39% for the fifty-two weeks ended January 28, 2012.

Schedule 4 (Continued)
Adjusted Operating Income, Adjusted Net Income, and Adjusted Earnings Per Diluted Share
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended January 29, 2011
	Operating Income	Net Income		Earnings per Diluted Share	Weighted Average Diluted Shares Outstanding
GAAP measure	$90,704	$48,412		$0.55	88,683
Transaction costs (a)	432	272	**	$—
Advisory/LLC Fee (b)	—	108	**	$—
Interest expense (c)	—	111	**	$—
Adjusted non-GAAP measure	$91,136	$48,903		$0.55

(a)	Includes transaction costs related to the Senior Notes offering, the initial public offering, and the secondary offering completed in December 2010.

(b)	Includes fees paid to Golden Gate Capital and Limited Brands for terminating advisory arrangements with them.

(c)	Includes prepayment penalty and acceleration of amortization of debt issuance costs and debt discount related to early repayment of the Topco Credit Facility.
** Includes a true up tax adjustment to reflect our statutory rate of approximately 39.1% for adjustments related to the thirteen weeks ended July 31, 2010 and October 31, 2010, which were previously tax affected at 39.9%.

	Fifty-Two Weeks Ended January 29, 2011
	Operating Income	Net Income		Earnings per Diluted Share	Weighted Average Diluted Shares Outstanding
Reported GAAP measure	$199,251	$127,388		$1.48	86,050
Transaction costs (a)	3,333	2,718	*	0.03
Advisory/LLC fees (b)	13,333	8,121	*	0.10
Interest expense (c)	—	15,370	*	0.18
Non-cash tax benefit (d)	—	(31,807)		(0.37)
Adjusted non-GAAP measure	$215,917	$121,790		$1.42

(a)	Includes transaction costs related to the Senior Notes offering, the initial public offering, and the secondary offering completed in December 2010.

(b)	Includes fees paid to Golden Gate Capital and Limited Brands for terminating advisory arrangements with them.

(c)	Includes prepayment penalty and acceleration of amortization of debt issuance costs and debt discount related to early repayment of the Topco Credit Facility.

(d)	Represents one-time, non-cash tax benefit in connection with the Company's conversion to a corporation.

* Items were tax affected at approximately 1.2% for the thirteen weeks ended May 1, 2010 and at the Company's statutory rate of approximately 39.1% for the thirteen weeks ended July 31, 2010, October 31, 2010, and January 29, 2011.